Exhibit 99.1

     National Dentex Corporation Announces First Quarter Results

    WAYLAND, Mass.--(BUSINESS WIRE)--May 2, 2007--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the first quarter ended March 31, 2007. For the quarter, the Company reported $43,343,000 in sales with net income of $2,244,000, or $.40 per share on a diluted basis. Sales for the same quarter of the prior fiscal year were $36,789,000 and net income was $2,149,000 or $.38 per share on a diluted basis.

    David Brown, President and CEO, commented: "Coming off a very challenging 2006 we are pleased with our start to 2007. Our financial performance this past quarter, particularly in gross profit margin improvement, we believe reflects some early returns on our recent efforts to better leverage labor requirements with new technology. We plan on continuing our ongoing efforts to reevaluate and optimize our mix of labor and technology and thereby further improve our financial performance throughout 2007. In this regard, we are focusing attention on operational initiatives at all of our laboratories, seeking to further improve execution throughout our system, and ensuring that our entire organization consistently anticipates, meets, and exceeds our clients' needs and expectations. Our acquisition program will continue to search out opportunities to add laboratories to our family of existing laboratories that are capable and committed to providing this enhanced level of client service."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 24,000 dentists through 48 dental laboratories located in 31 states and one Canadian province. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future sales revenues, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex's ability to attract, retain and motivate qualified personnel particularly at a time of corporate realignment; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission, particularly under Item 1A, "Risk Factors" of National Dentex's most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.



                     National Dentex Corporation
                           Earnings Results
                             (Unaudited)
                (In Thousands, except per share data)
                                                     Quarter Ended
                                                      March 31,
                                                     -----------------
                                                        2006     2007
                                                     -------- --------

Net Sales                                            $36,789  $43,343
Cost of Goods Sold                                    20,861   24,283
                                                     -------- --------
   Gross Profit                                       15,928   19,060

Operating Expenses                                    11,967   14,540
                                                     -------- --------
   Operating Income                                    3,961    4,520

Other Expense                                            211      175
Interest Expense                                         289      727
                                                     -------- --------
   Income Before Tax                                   3,461    3,618

Income Taxes                                           1,312    1,374
                                                     -------- --------
   Net Income                                         $2,149   $2,244
                                                     ======== ========


Weighted Average
Shares Outstanding:
      - Basic                                          5,430    5,510
      - Diluted                                        5,727    5,635

Net Income per Share:
      - Basic                                          $0.40    $0.41
      - Diluted                                        $0.38    $0.40




                     National Dentex Corporation
                     Selected Balance Sheet Data
                             (Unaudited)
                            (In thousands)
                                                      December March
                                                        31,      31,
                                                        2006    2007
                                                      ----------------

Cash and Equivalents                                     $648  $1,800
Accounts Receivable - net                              17,938  19,329

Current Assets                                         29,052  32,721
Current Liabilities                                    22,820  25,637
                                                      ----------------
     Working Capital                                    6,232   7,084

Total Assets                                          148,490 151,439

Long Term Liabilities                                  42,876  40,655
Stockholders' Equity                                  $82,794 $85,147

    CONTACT: NATIONAL DENTEX CORPORATION
             Richard F. Becker, 508-358-4422
             Executive Vice President, and Treasurer